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                                                                    EXHIBIT 11.1

                          SAFEWAY INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                     (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                           12 Weeks Ended
                                                         --------------------------------------------
                                                        March 25,   March 25,   March 27,   March 27,
                                                          2000        2000        1999        1999
                                                         Diluted      Basic      Diluted      Basic
                                                        ---------   ---------   ---------   ---------
Net income                                               $241.9       241.9     $  205.8      205.8
                                                         ------       -----     --------      -----

Weighted average common shares outstanding                494.2       494.2        492.6      492.6
                                                                      =====                   =====
Common share equivalents                                   13.7                     20.2
                                                         ------                 --------
   Weighted average shares outstanding                    507.9                    512.8
                                                         ======                 ========

Earnings per share                                       $ 0.48        0.49     $   0.40       0.42
                                                         ======       =====     ========      =====

Calculation of common share equivalents:

      Options and warrants to purchase common shares       34.9                     40.5
      Common shares assumed purchased with potential
         proceeds                                         (21.2)                   (20.3)
                                                         ------                 --------
      Common share equivalents                             13.7                     20.2
                                                         ======                 ========

Calculation of common shares assumed purchased with potential proceeds:

      Potential proceeds from exercise of options and
         warrants to purchase common shares              $790.3                 $1,134.6
      Common stock price used under the treasury
         stock method                                    $37.20                 $  55.76
      Common shares assumed purchased with
         potential proceeds                                21.2                     20.3




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